UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Soliciting Material Pursuant to §240.14a-12
HERITAGE-CRYSTAL CLEAN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2012

To the shareholders of Heritage-Crystal Clean, Inc.:

The Annual Meeting of Shareholders of Heritage-Crystal Clean, Inc. (the “Company”) will be held at the Holiday Inn located at 495 Airport Road, Elgin, Illinois  60123 on May 3, 2012, at 9:00 A.M., Central Time, for the following purposes:

1.	To elect two directors to serve as Class I Board Members for terms of three years;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2012;

3.	To hold an advisory vote on named executive officer compensation for fiscal 2011;

4.	To increase the number of shares available for issuance under the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 by 60,000; and

5.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 15, 2012 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Whether or not you expect to attend the Annual Meeting, we encourage you to vote your shares as soon as possible.  Please sign, date and mail the included proxy card in the envelope provided.  It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small.

By Order of the Board of Directors, Gregory Ray, Chief Operating Officer and Secretary

March 27, 2012

Important Notice Regarding the Availability of Proxy Materials
 for the Annual Meeting of Shareholders To Be Held On May 3, 2012.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2011 are available on Heritage-Crystal Clean, Inc.'s website at www.crystal-clean.com under “Investor Relations.”

You may also request hard copies of these documents free of charge by writing to:
Heritage-Crystal Clean, Inc.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123
Attention: Secretary

Table of Contents

General Information	3
About the 2012 Annual Meeting	3
Voting Procedures	3
Other	4
Proposal 1: Election Of Directors	5
Section 16(a) Beneficial Ownership Reporting Compliance	9
Securities Beneficially Owned by Management and Principal Shareholders	9
Corporate Governance	11
Compensation Discussion and Analysis	14
Compensation Committee Report	19
Named Executive Officer Compensation	20
Summary Compensation Table	20
Grants of Plan-Based Awards in Fiscal 2011	21
Outstanding Equity Awards at 2011 Fiscal Year End	22
Option Exercises and Stock Vested in Fiscal 2011	22
Employment Agreements and Potential Payments upon Termination or Change-In-Control	23
Non-Employee Director Compensation	26
Relationships and Related Person Transactions	27
Report of the Audit Committee	30
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	32
Proposal 3: Advisory Vote on Compensation of Named Executive Officers	33
Proposal 4: Approval of an Amendment to the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 to Increase the Number of Shares Available Under the Plan	34
Shareholder Proposals	37
Householding of Annual Meeting Materials	37
Availability of Certain Documents	37
Other Matters	37

HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2012

About the 2012 Annual Meeting

This Proxy Statement is being furnished to the shareholders of Heritage-Crystal Clean, Inc. (the "Company") on or about March 27, 2012 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 3, 2012 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments or postponements of that meeting.  The Annual Report to Shareholders for fiscal 2011 accompanies this Proxy Statement.  If you did not receive a copy of the Annual Report, you may obtain one by writing to the Secretary of the Company.  This Proxy Statement and the Annual Report are also available on the Company’s website at www.crystal-clean.com under "Investor Relations."

Voting Procedures

Voting Rights.  Only shareholders who owned common stock of the Company at the close of business on March 15, 2012 (the "record date") may attend and vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  On the record date, 14,649,998 shares of common stock were outstanding.  Shareholders are entitled to one vote per share of common stock that they own as of the record date on each matter that may properly come before the Annual Meeting.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you.  As the shareholder of record, you have the right to grant your voting proxy directly to us, or to vote in person at the Annual Meeting.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank. or nominee on how to vote and are also invited to attend the Annual Meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete, and deliver a legal proxy from your broker, bank, or nominee.  Your broker, bank, or nominee has enclosed a voting instruction card for you to use in directing the broker, bank, or nominee regarding how to vote your shares.

Quorum.  The presence, in person or by properly executed proxy, of a majority of the outstanding common stock as of the record date is necessary to constitute a quorum at the Annual Meeting.  If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.  Shares that are represented at the Annual Meeting but abstain from voting on any or all matters will be counted as shares present and entitled to vote in determining the presence of a quorum.  If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on particular matters, commonly referred to as “broker non-votes”, those shares will still be counted for purposes of determining the presence of a quorum at the meeting.  A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter.  Under the rules and regulations of the primary trading markets applicable to most brokers, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2012 is considered a routine matter on which a broker has the discretion to vote if instructions are not received from the client.  All other items being considered at the Annual Meeting are considered non-routine matters.  Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for purposes of determining the number of votes cast on these proposals and will not affect the outcome of these non-routine matters.

The inspector of election appointed for the Annual Meeting will determine the number of shares of our common stock present at the Annual Meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

Required Vote.  Directors are elected by a plurality of all of the votes cast, in person or by proxy.  A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting.  Abstentions and broker non-votes have no effect on the election of directors, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

The proposals to approve the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2012, the advisory vote on named executive officer compensation for fiscal 2011, and the proposal to approve an amendment to the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 will be approved if holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal are voted in favor of the proposal.  Abstentions will have the effect of a no vote and broker non-votes will have no effect on the outcome of these proposals.

All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted FOR the election of the Board's director nominees, FOR the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2012, FOR the approval of the named executive officer compensation for fiscal 2011, and FOR the amendment to the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008.  The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement that will come before the Annual Meeting.

Any proxy given by a holder of record pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Such proxies may be revoked by:

•	filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy;

•	duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of proxy).

Any written notice revoking a proxy should be sent to: Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, Attention: Secretary.  If you hold your shares in “street name”, you must follow the directions provided by your broker, bank, or nominee to revoke your proxy.

Other

The proxies are solicited by the Board of Directors of the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone or facsimile transmission, by directors, officers or employees of the Company or persons employed by the Company for the purpose of soliciting proxies.  It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons, and will be reimbursed for expenses incurred therewith.  The cost of solicitation of proxies will be borne by the Company.

The date of this Proxy Statement is March 27, 2012.
_____________________

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, our shareholders will vote on the nomination of two directors to be elected as Class I Board Members for three-year terms expiring at the 2015 Annual Meeting.  The Board is divided into three classes, denominated as Class I, Class II, and Class III.  Members of each class hold office for staggered three-year terms.  The terms of the Class I Board Members expire on the date of the 2012 Annual Meeting.  It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below as nominees.  In the event any of the nominees should become unable or unwilling to serve as a director, proxies may be voted for another nominee recommended by the Board.

Directors are elected by a plurality of all of the votes cast, in person or by proxy.  This means that the two nominees receiving the highest number of votes at the Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast.

Nominees for Election at the 2012 Annual Meeting.

The following table sets forth certain information with respect to the two director nominees, each of whom is currently a Class I Board Member.

Name	Age	Principal Occupation and Other Information

Joseph Chalhoub	66
Mr. Chalhoub, founder of Heritage-Crystal Clean, LLC, has served as our President, Chief Executive Officer, and director since the formation of the Company in 1999.  He started his career with Shell Canada as a process engineer, and he then worked for several years at SNC, an engineering firm.  In 1977, he founded Breslube Enterprises and built this into the largest used oil re-refiner in North America before selling a controlling interest to Safety-Kleen in 1987.  Mr. Chalhoub then served as an executive of Safety-Kleen from 1987 to 1998, and he was President of Safety-Kleen from 1997 to 1998.  Mr. Chalhoub holds a Chemical Engineering degree with high distinction from École Polytechnique, Montréal.

The Board has concluded that Mr. Chalhoub should be a director of the Company because he is President and Chief Executive Officer.  In addition, his significant stock ownership in the Company aligns his interests with those of other shareholders.  The Company and the Board benefit from his prior experience and knowledge gained as a senior executive of both the Company and Safety-Kleen.

Fred Fehsenfeld, Jr.	61
Mr. Fehsenfeld has served as a director on our Board since 1999.  Mr. Fehsenfeld is the general partner and has served as Chairman of the Board of Directors of Calumet Specialty Products Partners, L.P. (“Calumet Partners”) since 2006.  Mr. Fehsenfeld has served as the Vice Chairman of the Board of the predecessor to Calumet Partners since 1990.  Mr. Fehsenfeld has worked for The Heritage Group in various capacities since 1977 and has served as its Managing Trustee since 1980.  Mr. Fehsenfeld received his B.S. in Mechanical Engineering from Duke University and his M.S. in Management from the Massachusetts Institute of Technology Sloan School.

The Board has concluded that Mr. Fehsenfeld should be a director and Chairman of the Company’s Board because of his significant executive experience referred to above, as well as the fact that his significant stock ownership in the Company aligns his interests with those of other shareholders.  Mr. Fehsenfeld’s engineering and management training and senior leadership roles in other companies also benefit the Company.

The Board recommends a vote FOR approval of the director nominees.

The following tables set forth information with respect to our directors who are not up for election at the 2012 Annual Meeting.

Class II Directors — Terms Expire in 2013.

Name	Age	Principal Occupation and Other Information

Donald Brinckman	81
Mr. Brinckman has served as a director on our Board since 2002.  Mr. Brinckman was the founder of Safety-Kleen in 1968.  Mr. Brinckman served as President of Safety-Kleen from 1968 until 1998, excluding portions of 1990-1991 and 1993-1997, and for most of the thirty-year period he also served as Safety-Kleen’s Chief Executive Officer.  Mr. Brinckman was appointed Chairman of Safety-Kleen’s Board of Directors in August 1990 and served in that capacity until 1998.  Mr. Brinckman has in the past served as a director of Johnson Outdoors Inc., Paychex, Inc. and Snap-On Inc.

The Board has concluded that Mr. Brinckman should be a director of the Company because of his extensive industry experience, including being founder and former Chairman of the largest firm in the Company’s industry.

Charles E. Schalliol	64
Mr. Schalliol has served as a director on our Board since March 2008.  Mr. Schalliol served as the Director, Office of Management and Budget, State of Indiana, from 2004 to 2007.  Mr. Schalliol served as the President and CEO of BioCrossroads, Indiana’s life science initiative, from 2003 to 2004.  Mr. Schalliol served in various executive positions, including strategic planning and investment banking, with Eli Lilly & Company from 1978 to 2003.  Mr. Schalliol has served as Chairman of the Board of Directors of First Merchant’s Corporation since 2007 and as a director since 2004 and a director of four venture capital funds.  Mr. Schalliol holds a business degree with high distinction from Indiana University and a law degree from Yale University.

The Board has concluded that Mr. Schalliol should be a director of the Company because of his financial and executive experience with the above entities and other Board experience.  His legal experience also benefits the Company.

Class III Directors – Terms Expire in 2015

Name	Age	Principal Occupation and Other Information

Bruce Bruckmann	58
Mr. Bruckmann has served as a director on our Board since 2004.  Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995.  From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.).  From 1983 until March 1994, Mr. Bruckmann served as Vice President of Citicorp Venture Capital, Ltd. Mr. Bruckmann is also a director of Town Sports International, Inc., a fitness club operator, MWI Veterinary Products, Inc., a distributor of veterinary products, H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment, and Mohawk Industries, Inc., a floor covering manufacturer.  Mr. Bruckmann also serves as director for a private company.

		The Board has concluded that Mr. Bruckmann should be a director of the Company because of his extensive experience in investing in and advising public and private companies.

Carmine Falcone	65
Mr. Falcone has served as a director on our Board since March 2008.  Mr. Falcone served in various operating and executive positions with Shell Group from 1968 through 2004, including roles as Executive Vice President, Oil Products, Shell Canada, as Director — Strategic Planning for Global Oil Products, Shell International, and from 1999 to 2004 as Vice President Manufacturing and Supply, Shell Oil Products USA.  Following his retirement from Shell in 2004, Mr. Falcone established CELICO Ventures LLC, a commercial real estate company, which he continues to operate.  Mr. Falcone is currently Chairman of the Board of The Plaza Group of Houston (Chemicals Marketing) and Chairman of the HS&E Committee of the Board of Northwest Upgrading of Calgary (Oil Sands Project).  Mr. Falcone was a director of Centurion Energy of Calgary from 2006 to 2007. Mr. Falcone holds a Chemical Engineering degree with honors from McGill University.

The Board has concluded that Mr. Falcone should be a director of the Company because of his demonstrated skills in engineering and management with one of the world’s largest and most preeminent diversified oil companies.  Mr. Falcone’s expertise is also helpful to the Company in evaluating growth opportunities.

Robert W. Willmschen, Jr.	64
Mr. Willmschen has served as a director on our Board since March 2008.  Mr. Willmschen served as Chief Financial Officer of Safety-Kleen from 1981 to 1997 and as Controller of Safety-Kleen from 1979 to 1981.  He was Executive Vice President, Finance of ABC Rail Products Corporation for approximately one year in 1998.  Since 1999, Mr. Willmschen has been engaged in managing his private investments.  Mr. Willmschen also has nine years experience in public accounting, including Audit Manager with Arthur Andersen LLP.

The Board has concluded that Mr. Willmschen should be a director of the Company because of his demonstrated financial experience in the Company’s industry area.  His CPA and public accounting experience is also beneficial to the Company and he is a designated financial expert for the Audit Committee of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's common stock, to file initial reports of ownership and changes in ownership with the SEC.  Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during fiscal 2011, except that the restricted stock awards granted to Messrs. Chalhoub, Lucks, Ray, and Hillstrom on March 4, 2011 were not timely filed, and an option granted to Mr. Lucks on March 25, 2009 was filed on September 9, 2011.

 SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2012 for:

•	each director and named executive officer;
•	each person or entity who is known by us to own beneficially more than 5% of our common stock; and
•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC.  The information is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 15, 2012 through the exercise of any stock option, warrant, or other right.  The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner.  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.  Unless otherwise indicated below, the address of each director and named executive officer listed below is Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

Name	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Common Stock
Non-employee Directors:
Donald Brinckman (2)	536,762	3.7%
Bruce Bruckmann	95,218	*
Carmine Falcone	9,262	*
Fred Fehsenfeld, Jr. (3)	1,016,938	6.9%
Charles Schalliol	25,653	*
Robert Willmschen, Jr.	23,262	*

Beneficial Owners owning more than 5% of common stock (other than directors and named executive officers):
The Heritage Group (4)	4,472,521	30.5%
Fehsenfeld Family Trusts (5)	1,276,077	8.7%
William Blair & Co., L.L.C. (6)	737,189	5.0%

Named Executive Officers:
Joseph Chalhoub (7)	1,640,246	10.9%
Gregory Ray (8)	299,217	2.0%
John Lucks	141,761	1.0%
Tom Hillstrom	39,129	*

All directors and executive officers as a group (10 persons)	3,827,448	26.1%

  ____________

* Less than 1%

(1)	Includes the following options to purchase shares of Common Stock: Mr. Chalhoub: 362,661 shares; Mr. Lucks: 115,679 shares; Mr. Ray: 136,137 shares; and Mr. Hillstrom: 12,466 shares.

(2)	Consists of shares held in trust for which Mr. Brinckman has voting control.

(3)
Based on a Schedule 13G/A filed with the SEC on February 9, 2012.  Includes 10,000 shares held by Mr. Fehsenfeld’s family members (specifically, his spouse and two children).  Mr. Fehsenfeld disclaims beneficial ownership of the shares of common stock owned by these family members except to the extent of his pecuniary interest therein.  In addition, Mr. Fehsenfeld serves as one of six trustees who together are empowered to act on behalf of The Heritage Group.  Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by The Heritage Group except to the extent of his pecuniary interest therein, and none of the shares held by The Heritage Group are included in the shares listed in the table above as being beneficially owned by Mr. Fehsenfeld.  In addition, the above amount does not include the 1,276,077 shares of Common Stock purchased by the Fehsenfeld Family Trusts, for which Mr. Fehsenfeld is one of six co-trustees, as discussed further in footnote (5) below.

(4)
Based on a Schedule 13G/A filed with the SEC on February 9, 2012.  The Heritage Group is a general partnership formed under the laws of the State of Indiana.  As discussed below in footnote (5), the Fehsenfeld Family Trusts own all of the outstanding general partner interests in The Heritage Group.  None of the shares held by the Fehsenfeld Family Trusts are included in the shares listed above as being beneficially owned by The Heritage Group. We have been advised that six trustees, acting on behalf of each of these trusts, have the duty and have been empowered to carry out the purposes of the general partnership pursuant to the Articles of Partnership.  The six trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Amy M. Schumacher, and Jeffrey A. Laborsky.  The address of The Heritage Group is 5400 West 86th Street, Indianapolis, Indiana  46268.

(5)
Based on a Schedule 13G/A filed with the SEC on July 5, 2011.  The Fehsenfeld Family Trusts consist of 30 trusts that collectively own all of the outstanding general partner interests in The Heritage Group.  We have been advised that six trustees, acting on behalf of each of these trusts, have the fiduciary duty to carry out the purposes of each separate trust, in accordance with the applicable trust agreements and the trust laws of the State of Indiana.   The six trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Amy M. Schumacher, and Jeffrey A. Laborsky.  The address of each of the Fehsenfeld Family Trusts is 5400 West 86th Street, Indianapolis, Indiana  46268.  None of the shares held by Fred Fehsenfeld or The Heritage Group are included in the shares listed above as being beneficially owned by the Fehsenfeld Family Trusts.  Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by the Fehsenfeld Family Trusts except to the extent of his pecuniary interest therein.

(6)	Based on Schedule 13G/A filed with the SEC on January 30, 2012. The address of this shareholder is 222 W. Adams, Chicago, IL 60606

(7)	Joseph Chalhoub has voting control over the shares held by the entity named J. Chalhoub Holdings, Ltd., but disclaims beneficial ownership, other than to the extent of his pecuniary interest therein.

(8)	Includes shares held in trust for which Mr. Ray has voting control.

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of our Board of Directors.  Our bylaws specify that the Board shall initially consist of seven directors, with such number thereafter to be determined from time to time by the Board.  We currently have seven directors.  Our Board of Directors has an audit committee, a compensation committee, and a nominating and governance committee (the “nominating committee”).  Fred Fehsenfeld, Jr. serves as the Chair of our Board.

Director Independence

Our Board of Directors is comprised of a majority of independent directors.  In general, the Board of Directors determines whether a director is independent by following the listing standards of the Nasdaq Global Select Market (the “Nasdaq listing standards”), in addition to other factors it may deem relevant.  The Board of Directors has determined that each of the following directors is independent: Donald Brinckman, Bruce Bruckmann, Carmine Falcone, Charles E. Schalliol, and Robert W. Willmschen, Jr.

Board Meetings

The Board of Directors met five times during fiscal 2011.  Non-management directors of the Company meet separately as a group in conjunction with regularly scheduled meetings of the Board of Directors.  Each director attended at least 90% of all Board and applicable committee meetings held during fiscal 2011.

The Audit Committee

The audit committee met five times in fiscal 2011.  The audit committee has functions that include appointing, terminating, evaluating, and setting the compensation of our independent registered public accounting firm; meeting with the independent registered public accounting firm to review the scope, accuracy and results of the audit; making inquiries as to the adequacy of our accounting, financial and operating controls; and reviewing all material related party transactions.  Mr. Willmschen is the Chair and Messrs. Falcone and Schalliol are the other members of the audit committee.  The Board of Directors has determined that Messrs. Willmschen, Falcone, and Schalliol are independent in accordance with Nasdaq listing standards and the rules and regulations of the SEC.  In addition, the Board of Directors has also determined that Mr. Willmschen is an "audit committee financial expert" in accordance with the standards established by the SEC.  The audit committee charter is attached hereto as Exhibit A.  The audit committee charter is also available both on our website and in print.  See "Availability of Certain Documents."

The Compensation Committee

The compensation committee met four times during fiscal 2011.  Mr. Schalliol is the Chair, and Messrs. Falcone and Bruckmann are the other members of the compensation committee.  All members of the compensation committee are independent in accordance with Nasdaq listing standards.

The compensation committee’s responsibilities include, among other duties, the responsibility to:

•
review and approve corporate goals and objectives relevant to the compensation of executive officers, evaluate the performance of executive officers in light of those goals and objectives, and recommend the compensation level of executive officers based on this evaluation.  The compensation and performance of the Chief Executive Officer is also then reviewed with and subject to approval by the Board;

•	administer incentive compensation plans and equity-based plans established or maintained by the Company from time to time, including the 2008 Omnibus Incentive Plan;

•	review succession plans concerning positions held by corporate officers; and

•	recommend to the Board the compensation for Board members.

The compensation committee charter is available both on our website and in print.  See "Availability of Certain Documents."

A description of the Company's processes and procedures for the consideration and determination of executive compensation is included in the section entitled "Executive Compensation – Compensation Discussion and Analysis" below.

The Nominating Committee

The nominating committee met one time during fiscal 2011.  Mr. Falcone is the Chair, and Messrs. Bruckmann and Schalliol are the other members of the nominating committee.   All the members of the nominating committee are independent in accordance with Nasdaq listing standards.  The role of the nominating committee is to develop and recommend to our Board criteria for Board and committee membership, review the qualifications of candidates for director, nominate candidates for election to our Board, oversee our corporate governance policies and practices, develop and recommend to our Board corporate governance guidelines, and oversee a review of the performance of our Board and its committees at least annually.  The nominating committee charter is available both on our website and in print.  See "Availability of Certain Documents."

Annual Meeting Attendance Policy

The Company expects all Board members to attend the annual meeting of shareholders, but from time to time, other commitments may prevent all directors from attending each meeting.  All of our directors attended our annual meeting of shareholders in fiscal 2011.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, no executive officer of the Company served on the Board of Directors or compensation committee of any other company with respect to which any member of the compensation committee was engaged as an executive officer.  No member of the compensation committee was an officer or employee of the Company during fiscal 2011, and no member of the compensation committee was formerly an officer of the Company.

Director Nominations

The nominating committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination.  The nominating committee considers recommendations of potential candidates from current directors, management, and shareholders.  Shareholders’ nominations for directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the nominating committee to assess his or her qualifications.

For consideration at the 2013 Annual Meeting, director nominations must be delivered to the Secretary of the Company no later than the close of business on February 2, 2013, but no earlier than the close of business on January 1, 2013.

Article II, Section 9 of our bylaws sets forth the process for submitting director nominations.  Notice of nomination must include: (i) with respect to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); (ii) the name and address of the shareholder who intends to make the nomination (including the beneficial owner, if any, on whose behalf the proposal is made) as they appear on the Company’s books, (iii) the number of shares of common stock owned beneficially and of record by such shareholder submitting the nomination (include those owned by the beneficial owner, if any, on whose behalf the proposal is made) as of the date such notice is given, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; and (v) if the shareholder intends to solicit proxies in support of such stockholder’s proposal, a representation to that effect.

Although neither the nominating committee nor the Board has a diversity policy, the Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise.  The nominating committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.  Nominees for director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.  Board members are expected to diligently prepare for, attend, and participate in all Board and applicable committee meetings.  Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director.  The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.  The committee also considers whether candidates would be “independent” for purposes of the Nasdaq listing standards and SEC rules and regulations.  These general criteria are reviewed annually by the nominating committee and the Board to ensure they remain pertinent and robust.

As provided in its charter, the nominating committee follows procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualifications of those candidates.  Those processes can include consideration of nominees suggested by an outside search firm, incumbent Board members, and shareholders.

The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail to either the Board of Directors, an individual director or directors, or Chair of the nominating committee with respect to the non-management directors c/o Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

The Board has instructed the Corporate Secretary to review all communications so received and to exercise his discretion not to forward to the Board correspondences that are inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints or suggestions), and personal grievances.  However, any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.

With oversight from the Audit Committee, we have established procedures to receive, retain, and address employee complaints submitted to Heritage-Crystal Clean, Inc. regarding the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters (collectively, “Accounting Matters”) and the confidential, anonymous submission by employees of concerns regarding Accounting Matters.  The Policy on Complaint Procedures for Accounting and Audit Matters is available on our website at www.crystal-clean.com under "Investor Relations" and "Corporate Governance."  See "Availability of Certain Documents."

Code of Business Conduct and Ethics

The Company adopted a Code of Business Conduct and Ethics that applies to all executive officers, directors, and employees.  The Code of Business Conduct and Ethics defines each individual’s obligations when representing the Company.  The Company’s Code of Business Conduct and Ethics is available both on the Company’s website and in print.  See "Availability of Certain Documents."

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the Company and its shareholders.  We do not have a lead independent director.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks.  The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies.  The Company’s compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  The audit committee oversees management of financial risks and potential conflicts of interest.  The nominating committee manages risks associated with the independence of the Board of Directors.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports at the Board of Directors meeting following a given committee meeting.  This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In addition to the Company’s formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.  The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company.  As a result, the Board of Directors (and its committees) periodically asks the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability. The Company has reviewed its compensation policies and practices for its employees and does not believe such policies and practices are reasonably likely to have a material adverse effect on the Company.

Stock Ownership Policy

The Company does not have any equity or other security ownership guidelines.  Each of our executive officers owns equity in our Company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objective

The objective of our executive compensation program is to attract and retain the best suited individuals with the knowledge and capability to run our business to achieve the performance expectations set by our shareholders.  Our philosophy is to link each executive’s compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value.  Our philosophy is also to keep the executive officer compensation program well-defined and easily understood.  Our compensation committee determines the amount of each element of compensation, as well as the overall mix of compensation elements, based on our objective of recruiting and retaining valuable employees and remaining competitive within our industry.  Our compensation committee makes compensation determinations in accordance with information that its members have gathered in their many years of industry experience.

Named Executive Officers

In this Compensation Discussion and Analysis, we discuss the compensation packages and fiscal 2011 compensation of Joseph Chalhoub, our Founder, President, Chief Executive Officer, and Director; John Lucks, our Senior Vice President of Sales and Marketing; Gregory Ray, our Chief Operating Officer and Secretary; and Tom Hillstrom, our Vice President of Operations.  These officers constituted all of our executive officers in fiscal 2011 and constituted our “named executive officers” for fiscal 2011. During fiscal 2011, Mr. Ray served as our Chief Financial Officer, Vice President Business Management, and Secretary and Mr. Lucks served as our Vice President of Sales and Marketing.  They were promoted to their new positions in January 2012.  Further details relating to the compensation paid to our named executive officers in fiscal 2011 and their employment arrangements with the Company can be found in the “Summary Compensation Table” and the supplemental tables that follow it.

Compensation Committee

Prior to the completion of our initial public offering in fiscal 2008, the Board of Directors played an active role in approving the compensation awarded to the named executive officers.  With the completion of our public offering, the compensation committee assumed the primary role in determining and approving compensation of our executive officers.  The compensation committee is appointed by the Board, in part, to oversee the programs under which performance is evaluated and compensation is paid or awarded to our executive officers.

The agenda for each meeting of the compensation committee is determined by its Chair.  The compensation committee had four meetings in fiscal 2011. Mr. Chalhoub, our Founder, President and Chief Executive Officer, participated in compensation committee meetings to provide an assessment of the performance of each named executive officer and provide recommendations of compensation, including the allocation between short and long-term compensation.  Once the compensation committee determined Mr. Chalhoub’s compensation for fiscal 2011, Mr. Chalhoub had the opportunity to discuss his compensation with the compensation committee, and a modest increase in Mr. Chalhoub’s compensation was made as a result of this discussion.

Our compensation committee annually reviews the compensation of each of our executive officers and makes recommendations to our Board of Directors for approval.  The compensation committee did not engage any consultant in determining 2011 compensation.  To establish compensation for each named executive officer, the members of the compensation committee used their collective knowledge and experience, together with the experience of other Board members, regarding the compensation standards in the industry in which the Company operates.  The compensation committee used the compensation analysis provided by the outside compensation consultant engaged by the compensation committee in setting fiscal 2009 compensation to confirm its conclusions; however, the compensation committee did not rely on any peer benchmarks when determining fiscal 2011 compensation of the executive officers.  Instead, given the operating performance of the Company in fiscal 2009 and fiscal 2010 and the continued challenging economic environment, the compensation committee believed that only a modest increase in compensation of the executive officers for fiscal 2011 was appropriate unless the Company exceeded operating targets established by the compensation committee based on the Company’s business plan.

In 2009, the compensation committee engaged Buck Consultants to conduct an extensive analysis of the executive compensation.  The compensation consultant compared the compensation against two peer groups.  The first group was an industry peer group representing companies in the environmental and facilities services industry.  The companies selected were of similar size and scope as us while also addressing the growth aspirations in our business plans.  The industry peer group was a small group as there are a limited number of direct competitors of similar size.  Consequently, the consultant created a second peer group.  The second peer group consisted of similar size companies with a business model of selling or renting and servicing equipment on a regular basis as well as being in the market for executives with similar talents and skills geared to high-growth companies.

The first peer group consisted of the following companies:

American Ecology Corp

Casella Waste Sys Inc.
Perma-Fix Environmental Services
Waste Industries USA Inc.
Waste Services, Inc.
WCA Waste Corp.

The second peer group consisted of the following companies:

3D Systems Corp.	Industrial Services Amer Inc.	Standard Parking Corp.
Armtech Systems Inc.	LMI Aerospace Inc.	Symyx Technologies Inc.
Atwood Oceanics	Mitcham Industries Inc.	T-3 Energy Services, Inc.
Dril-Quip Inc.	Natural Gas Services Group	Tesco Corp.
Exterran Partners, L.P.	Omni Energy Services Corp.
Fortress International Group, Inc.	Semitool Inc.

The compensation committee did not use any benchmarks or metrics from this fiscal 2009 information with respect to these peer groups when determining the fiscal 2011 compensation of its executive officers.  Rather the 2009 peer group information was reviewed to confirm that the compensation for the executive officers of the Company was not significantly out of line with the information obtained in 2009.

For fiscal 2012, the Company is currently in the process of performing a more significant benchmark review with industry peers.  This review is expected to result in significant changes to the compensation of executive officers based upon the peer review.

Components of Executive Compensation

Our executive officer compensation program has the following components:

Base Pay

Base pay is intended to provide our executives with recurring compensation that reflects our size as well as the employment market for our executive officers.  Each executive’s individual experience, responsibilities, and performance are also taken into consideration.  Base salary also takes total salary into consideration to ensure that our philosophy regarding overall compensation is maintained.  The base pay component of compensation is reviewed annually by the compensation committee.  The compensation committee is afforded broad discretion with respect to increasing the base salaries of our executives and other key management personnel, and generally bases such increases on the growth and performance of the company, individual job performance and our compensation objectives described above under “Compensation Discussion and Analysis - Executive Compensation Objective.”  The allocation of total compensation between base salary and other components of compensation is determined by the compensation committee in accordance with information that the members have gathered in their many years of industry experience and based upon the compensation committee’s assessment of what form of compensation will more effectively motivate the performance of each named executive officer.  In fiscal 2011, the compensation committee increased the base salary of the named executive officers based upon the recommendations of Mr. Chalhoub and after taking into account the total compensation package of each executive officer.  Mr. Chalhoub recommended increases in the base salaries of the executives, based in part upon whether the executive officers preferred to allocate more of their compensation in short or long-term compensation.

Non-Equity Incentive Plan Compensation

In connection with our initial public offering in fiscal 2008, we adopted the Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan, which we refer to as the Annual Incentive Plan.  The Annual Incentive Plan is designed to provide annual cash awards that satisfy the conditions for performance-based compensation under Section 162(m) of the Internal Revenue Code.  The Annual Incentive Plan is administered by the compensation committee.  Under the Annual Incentive Plan, the compensation committee has the authority to grant annual incentive awards to our executive officers or other key employees.  Each annual incentive award will be paid out of an incentive pool established for a performance period.  Typically, the performance period is our fiscal year.  The compensation committee will allocate an incentive pool percentage to each designated participant for each performance period.  In no event may the incentive pool percentage for any one participant exceed 50% of the total pool for that performance period.  For purposes of the annual incentive plan, “operating income” means our operating income for a performance period as reported on our income statement computed in accordance with generally accepted accounting principles, but excludes (i) the effects of charges for restructurings, (ii) discontinued operations, (iii) extraordinary items or other unusual or non-recurring items, and (iv) the cumulative effect of tax or accounting changes.  Each participant’s incentive award is determined by the compensation committee based on the participant’s allocated portion of the incentive pool and attainment of specified performance measures subject to adjustment in the sole discretion of the compensation committee.  In no event may the portion of the incentive pool allocated to a participant who is a covered employee for purposes of Section 162(m) of the

Code be increased in any way after it has been allocated, including as a result of the reduction of any other participant’s allocated portion, but such portion may be decreased by the compensation committee.

In March 2011, the compensation committee modified the annual incentive plan by basing the cash bonus amount on pre-determined pools as opposed to a percentage of operating income, as had been done historically. The compensation committee determined that bonuses under the 2011 annual incentive plan should be based upon net income and revenue targets with net income representing 70% of the award and revenue representing 30% of the award.  This change was made due to the uncertainty regarding how the timing of the completion of the used oil re-refinery would impact operating income.

	Threshold	Target	Maximum
Net Income	$1.1 million	$1.9 million	$4.4 million
Sales	$114.1 million	$133.0 million	$143.0 million

The compensation committee determined that the aggregate 2011 cash bonus pool would have an aggregate threshold, target, and maximum of $0; $750,000; and $1,000,000, respectively.  In addition, a bonus pool of $50,000 was allocated for discretionary bonuses to officers of the Company, including named executive officers, based upon the recommendations of Mr. Chalhoub.  None of the named executive officers received a discretionary bonus in fiscal 2011.

The compensation committee allocated the following percentages of the non-discretionary bonus pool to the named executive officers: 14.5% to Joseph Chalhoub, 14.0% to John Lucks, 7.4% to Gregory Ray and 5.0% to Tom Hillstrom. The allocations for the named executive officers were similar to the percentage allocations used in fiscal 2010, with a decrease in the Chief Executive Officer percentage to allow the Company to include new management employees in the cash bonus pool.  In addition, the percentage allocated to John Lucks was increased because he expressed a preference to receive more of his total compensation in short-term compensation rather than long-term compensation.

In fiscal 2011, sales were $152.9 million and net income was $1.5 million as calculated under the annual incentive plan.

The following table sets forth the percentage allocation of the cash bonus pool to the named executive officers in fiscal 2010 and fiscal 2011:
				Fiscal 2011 Annual Incentive Bonus
	Fiscal 2010 Percentage of Cash Bonus	Total Annual Incentive Bonus Fiscal 2010	Fiscal 2011 Non- discretionary Percentage of Cash Bonus Pool	Threshold	Target	Maximum	Actual
Joseph Chalhoub	16.6%	$86,700	14.5%	-	$100,000	$133,000	$70,809
John Lucks	8.9%	$54,200	14.0%	-	$96,880	$128,850	$68,600
Gregory Ray	7.4%	$46,400	7.4%	-	$51,300	$68,200	$36,300
Tom Hillstrom	5.0%	$26,200	5.0%	-	$34,600	$46,000	$24,500

Because the Company did not meet the target for net income, the bonuses for each named executive officer were lower in fiscal 2011 compared to fiscal 2010, except for Mr. Lucks, who had a higher percentage of the non-equity incentive pool as he requested to receive more of his total compensation in the short-term rather than the long-term incentive plan.

Long-term Equity Compensation

We are committed to long-term incentive programs for our executives that promote our long-term growth and encourage employee retention and stock ownership.   As co-owners of our business, we believe that each of our executive officers has a significant financial interest in the long-term success of our company.  We have encouraged employees to purchase equity interests in our company and determine the amount of long-term equity compensation to be offered to the employee based upon job responsibilities, years of service, and employee reviews.  We believe that our executive officers should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate and retain qualified and talented executives.

We believe that our long-term equity compensation program achieves the goal of aligning the executives’ compensation with our long-term growth, and thus aligns the executives’ interests with our stockholders’ interests.  We adopted the 2008 Omnibus Incentive Plan (the “Omnibus Plan”) in connection with our initial public offering in fiscal 2008.  The Omnibus Plan permits the issuance of long-term incentive awards to our employees and non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders.  It is designed to promote these interests by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company.  The Omnibus Plan is administered by our compensation committee.  The aggregate number of shares of our common stock that may be issued under the Omnibus Plan will not exceed 1,902,077 (subject to the adjustment in the event of a stock split, stock dividend, recapitalization, reorganization or similar transaction).  No participant may receive in any calendar year awards relating to more than 500,000 shares of our common stock.  Awards may consist of stock options (incentive stock options or nonqualified stock options), stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, deferred stock units, or DSUs, performance shares, performance cash awards, and other stock or cash awards.  The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option, restricted stock, restricted stock unit or deferred stock unit, performance share, performance cash award, stock award, or other stock or cash award.  The term of any award made under this plan cannot be longer than ten years.

We intend to make annual grants of equity to our executive officers under our Omnibus Plan.  We do not have any formal policy with respect to allocations between stock options and restricted stock awards.  Together with the compensation committee, we believe that stock options and restricted stock awards align employees’ interests with stockholders.  The compensation committee awarded restricted stock in place of stock options in the long-term equity compensation component provided to executive officers for services rendered in fiscal 2011 (the “2011 LTIP”).  These restricted stock awards were based upon fiscal 2011 performance of the Company and were granted in March 2012.  Under the 2011 LTIP, up to 1% of the Company's fully-diluted outstanding common stock was eligible to be awarded based upon the achievement of the same financial measures used for the annual incentive bonus. The long-term incentive awards were based upon the Company's business plan.  The overall targets were based upon net income and sales of the Company with net income performance weighted 70% and sales performance weighted 30% of the overall award.  The award percentages were 0% at achieving the threshold, 100% at achieving the target and 151% at achieving the maximum target.

	Threshold	Target	Maximum
Net Income	$1.1 million	$1.9 million	$4.4 million
Sales	$114.1 million	$133.0 million	$143.0 million

In fiscal 2011, sales were $152.9 million and net income was $1.5 million, and 85% of the restricted stock awards available for issuance under the 2011 LTIP were granted.  Although the awards were granted in March 2012, communication of the terms of the award to the named executive officers and the service inception date with respect to the awards occurred in fiscal 2011.  The allocation of the restricted stock pool was among all plan participants including the named executive officers.  The equity award levels for all the named executive officers except the Chief Executive Officer were determined based in part upon recommendations of the Chief Executive Officer to the compensation committee based upon his experience in the industry and his review of the average equity amounts granted by companies contained in the peer groups included in the 2009 consultant report discussed above; however, no official benchmarks from these peer groups were used.  The compensation committee also intended for the fiscal 2011 allocation to be in line with the allocation of option awards made with respect to fiscal 2010 compensation if certain targets were met, except with respect to Mr. Ray, who expressed a preference for more of his salary to be in the form of long-term compensation, and Mr. Lucks, who expressed a preference to receive more of his salary in the form of short-term compensation. The following table sets forth the percentage of the 2011 LTIP equity pool that was designated to each of the named executive officers compared to certain information from 2010:

				Fiscal 2011 Number of shares of Restricted Stock Awarded (1)
	Fiscal 2010 Percentage of Restricted Stock Pool	Fiscal 2010 Restricted Stock Awards	Fiscal 2011 Percentage of Restricted Stock Pool	Threshold	Target	Maximum	Actual
Joseph Chalhoub	22.58%	24,156	22.58%	-	15,806	23,867	13,435
John Lucks	10.35%	11,072	9.93%	-	6,953	10,499	5,910
Gregory Ray	10.35%	11,072	12.14%	-	8,498	12,832	7,223
Tom Hillstrom	3.29%	3,523	3.86%	-	2,704	4,083	2,298

(1)	These shares vest in equal amounts over three years starting on January 1, 2013.

Because the net income number was not met, the stock awards granted in 2011 were generally lower than the awards granted in 2010, with the exception of Greg Ray whose LTIP allocation was increased as discussed above.  In addition, the compensation committee concluded that it was appropriate to amend John Lucks’ outstanding 2008 Stock Options to extend the exercise period of the options so that it continues for the term of the option in the event of the death or permanent disability of Mr. Lucks.

Other Compensation

Our Non-Qualified Deferred Compensation Plan

In connection with our initial public offering in fiscal 2008, we adopted the Heritage-Crystal Clean, Inc. Non-Qualified Deferred Compensation Plan, which is designed to provide a select group of highly compensated employees, and non-employee directors, the benefits of a non-qualified, unfunded plan of deferred compensation subject to Section 201(2) of ERISA and the provisions of Section 409A of the Internal Revenue Code.  Under the plan, all non-employee directors will be permitted to make an irrevocable election to defer the receipt of all or a portion (not less than 25%) of their annual retainer and/or meeting fees into a nonqualified, unfunded deferred compensation plan.  In addition, select employees will be entitled to make an irrevocable election to defer receipt of up to 75% of base salary and up to 100% of any bonus.  We may make discretionary contributions to participants’ deferred accounts.  The plan administrator shall select one or more investment funds that will be used to credit participants’ deferral accounts with income and gains, and charge deferral accounts with losses, expenses, and distributions.  Distribution of funds from deferral accounts to participants shall be made according to distribution dates specified by the participant.  Payment of the vested portion of a participant’s deferral account shall be made in cash in the form of a single lump sum or a series of annual installments over a period not exceeding ten years.  None of our executive officers are currently participating in the deferred compensation plan.

Employment Agreements and Severance Benefits

We have entered into employment agreements with each of Messrs. Chalhoub, Lucks, Ray and Hillstrom.  The employment agreements with Messrs. Chalhoub, Lucks, and Ray provide for severance payments and continuation of benefits upon termination of employment.  Mr. Hillstrom’s employment agreement does not entitle him to any cash severance or continuation of benefits.  See “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

Internal Revenue Code Section 162(m)

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in their design, but it is not the sole consideration.  Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the named executive officers to $1,000,000 annually, unless the compensation qualifies as “performance based compensation” or is otherwise exempt under Section 162(m).  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.  In this regard, we believe that Section 162(m) will not prevent us from receiving a tax deduction in fiscal 2011 for the compensation paid to our named executive officers because compensation amounts awarded were less than the $1,000,000 limit.  While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

In fiscal 2006, we began expensing equity awards in accordance with FASB ASC Topic 718.  Like many of the companies with whom we compete, we have taken measures to ensure that our equity granting practice remains competitive.

Advisory Votes on Executive Compensation

At the Annual Meeting, shareholders are being asked to consider a resolution to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement.  This advisory vote, commonly referred to as a “say-on-pay” advisory vote, will not be binding on the Board.  However, the Board will review and thoughtfully consider the voting results when determining compensation policies and making future decisions concerning the compensation of our named executive officers.  Any impact from the 2012 voting results will be disclosed in the proxy statement to be filed in connection with the 2013 annual meeting of shareholders.  At the 2011 Annual Meeting of Shareholders, in an advisory vote, the shareholders approved the compensation paid to our named executive officers in fiscal 2010.

Compensation Committee Report

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management.  Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

Respectfully submitted, Charles E. Schalliol, Chair Carmine Falcone, member Bruce Bruckmann, member

The Compensation Committee Report and related disclosure shall be deemed incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, but shall not be otherwise incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

NAMED EXECUTIVE OFFICER COMPENSATION

Executive Compensation Tables

The following table sets forth the aggregate amounts of compensation paid by us during the fiscal years ended December 31, 2011, January 1, 2011, and January 2, 2010, respectively, for services rendered by our Chief Executive Officer, the officer who served as our Chief Financial Officer in fiscal 2011, and our other named executive officers.

Summary Compensation Table

					Non-Equity
					Incentive	All
Name and			Stock	Option	Plan	Other
Principal		Salary	Awards	Awards	Compensation	Compensation
Position	Fiscal Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)
Joseph Chalhoub,	2011	$363,876	$270,178	—	$70,809	$10,138	$715,001
President, and Chief Executive Officer	2010	$355,000	$286,249	—	$86,700	$10,112	$738,061
	2009	$355,000	—	$148,224	$68,362	$9,536	$581,122

John Lucks,	2011	$246,730	$118,850	—	$68,600	$9,954	$444,134
Senior Vice President of Sales and Marketing (5)	2010	$221,200	$131,203	—	$54,200	$9,181	$415,784
	2009	$221,200	—	$46,721	$36,754	$1,230	$305,905

Gregory Ray (5),	2011	$205,275	$145,255	—	$36,300	$10,138	$396,968
Chief Operating Officer, Secretary	2010	$195,500	$131,203	—	$46,400	$9,369	$382,472
	2009	$195,500	—	$38,332	$30,616	$10,136	$274,584

Tom Hillstrom,	2011	$174,250	$46,213	—	$24,500	$8,603	$253,566
Vice President of Operations	2010	$170,000	$41,748	—	$26,200	$7,904	$245,852
	2009	$170,000	—	$29,526	$19,493	$8,624	$227,643

____________

(1)
The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in footnote 17 to the Company's Annual Report on Form 10-K for fiscal 2011. Amounts for fiscal 2011 reflect restricted stock awards granted in March 2012 based on the Company's fiscal 2011 performance. Amounts for fiscal 2010 reflect restricted stock awards granted in February 2011 based on the Company’s fiscal 2010 performance. See "— Compensation Discussion and Analysis— Long-term Equity Compensation" for more information regarding these stock awards.  The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected will actually be realized. See also “Grants of Plan Based Awards in Fiscal 2011” for information regarding the vesting of the stock awards.

(2)
No options were granted in fiscal 2011 or fiscal 2010.  For information regarding option awards that were granted in previous years, see the table "Outstanding Equity Awards at 2011 Fiscal Year End" set forth below. The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in footnote 17 to the Company’s Annual Report on Form 10-K for fiscal 2011.

(3)
The non-equity incentive plan compensation earned in fiscal 2011, 2010, and 2009 was paid in March 2012, 2011, and 2010, respectively.  See “—Compensation Discussion and Analysis – Components of Executive Compensation – Non-Equity Incentive Plan Compensation” for more information.  See also “Grants of Plan Based Awards in Fiscal 2011” for information regarding the vesting of these stock awards.

(4)	The compensation represented by the amounts set forth in the “All Other Compensation” column for the named executive officers are detailed in the following table:

Name	Year	Car Allowance	Company 401(k) Match	Long-term Disability Insurance Premium	Total
			(a)	Payment
Joseph Chalhoub	2011	—	$9,800	$338	$10,138
	2010	—	$9,800	$312	$10,112
	2009	$1,500	$9,200	$336	$11,036

John Lucks	2011	—	$9,616	$338	$9,954
	2010	—	$8,869	$312	$9,181
	2009	$1,500	$894	$336	$2,730

Gregory Ray	2011	—	$9,800	$338	$10,138
	2010	—	$9,057	$312	$9,369
	2009	—	$9,800	$336	$10,136

Tom Hillstrom	2011	—	$8,265	$338	$8,603
	2010	—	$7,592	$312	$7,904
	2009	—	$8,288	$336	$8,624

(a)
Since Mr. Chalhoub is a citizen of Canada, the Compensation Committee makes his Company match payment into a registered retirement savings plan (RRSP) as a substitute for the contribution due him under the Company's 401(k) benefit plan.

(5)
Mr. Ray served as our Chief Financial Officer, Vice President of Business Management, and Secretary in fiscal 2011.  He was promoted to the position of Chief Operating Officer in January 2012.  Mr. Lucks served as our Vice President of Sales and Marketing in fiscal 2011.  He was promoted to the position of Senior Vice President of Sales and Marketing in January 2012.

Grants of Plan-Based Awards in Fiscal 2011

The table below sets forth specific information with respect to each grant of an award made under any of our plans to our named executive officers during fiscal year 2011.

				Estimated Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of
									Stock
Name	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (3)

Joseph Chalhoub	Restricted Stock (4)	2/29/2012				-	15,806	23,867	$270,178
	Non-equity incentive bonus	3/3/2012	-	$100,000	$133,000
John Lucks	Restricted Stock (4)	2/29/2012				-	6,953	10,499	$118,850
	Non-equity incentive bonus	3/3/2012	-	$61,700	$82,000
Gregory Ray	Restricted Stock (4)	2/29/2012				-	8,498	12,832	$145,255
	Non-equity incentive bonus	3/3/2012	-	$51,300	$68,200
Tom Hillstrom	Restricted Stock (4)	2/29/2012				-	2,704	4,083	$46,213
	Non-equity incentive bonus	3/3/2012	-	$34,600	$46,000

(1)
Reflects the targeted amounts of non-equity incentive plan awards under the 2011 Management Incentive Plan.  The actual non-equity inventive plan awards were paid in March 2012.  Actual award amounts were $70,809, $68,600, $36,300, and $24,500 for Mr. Chalhoub, Mr. Lucks, Mr. Ray, and Mr. Hillstrom, respectively. See “Compensation Discussion and Analysis – Non-Equity Incentive Plan Compensation” for more information about these amounts.

(2)
Reflects the targeted amounts of equity incentive plan awards under the 2011 Long Term Incentive Plan.  The actual equity incentive plan awards were granted in February 2012.  Actual share amounts were 13,435, 5,910, 7,223, and 2,298 for Mr. Chalhoub, Mr. Lucks, Mr. Ray, and Mr. Hillstrom, respectively.

(3)	Reflects the grant date fair value of the award in accordance with ASC 718. See “Compensation Discussion and Analysis – Long-Term Equity Compensation” for a discussion of these awards.

(4)
These awards were granted in 2012 but were based on service performed in fiscal 2011.  For a discussion of these awards, see “—Compensation Discussion and Analysis – Long-Term Equity Compensation.”  These shares vest in equal amounts over three years starting on January 1, 2013.

Outstanding Equity Awards at 2011 Fiscal Year End

The table below includes certain information with respect to stock options and stock awards previously awarded to our named executive officers that were outstanding as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested
Joseph Chalhoub	354,590	—	$11.50	3/17/2018
	—	22,874	$7.33	3/25/2019
					24,156	$400,023
John Lucks (3)	112,264	—	$11.50	3/17/2018
	210	7,210	$7.33	3/25/2019
					11,072	$183,352
Gregory Ray	127,264	—	$11.50	3/17/2018
	5,916	5,915	$7.33	3/25/2019
					11,072	$183,352
Tom Hillstrom	5,631	—	$11.50	3/17/2018
	4,557	4,556	$7.33	3/25/2019
					3,523	$58,341

(1)
These options gradually vest one-fourth each year, starting with the first anniversary from the grant date.  Half of the remaining unvested stock options will vest on March 25, 2012 with the remainder vesting on March 25, 2013.

(2)
These awards were granted in 2011 but were based on service performed in fiscal 2010. These shares vest in equal amounts over three years starting on January 1, 2012. The table does not include the stock awards granted in February 2012 for service in fiscal 2011.

(3)
On January 31, 2012, option awards held by Mr. Lucks were modified from their original terms so that, upon the death or permanent disability of the optionee, the optionee's estate would have until the expiration date of the options to exercise the award.

Option Exercises and Stock Vested in Fiscal 2011

No restricted stock awards vested in fiscal 2011.

	Option Awards
	Number of Shares Acquired on Exercise	Value Realized Upon Exercise

Joseph Chalhoub	92,874	$639,626
John Lucks	22,000	$204,440
Gregory Ray	–	–
Tom Hillstrom	–	–

Employment Agreements and Potential Payments upon Termination or Change-In-Control

Agreements with Mr. Chalhoub

We have entered into an employment agreement with Joseph Chalhoub, our Founder, President, Chief Executive Officer and Director.  The agreement automatically renews for successive one year renewal terms every year, until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Chalhoub is entitled to a minimum annual base salary of $355,000, plus benefits and reimbursement of reasonable business expenses.  Mr. Chalhoub’s employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Chalhoub is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Chalhoub and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Chalhoub’s employment without cause, we are required to provide 90 days’ notice and pay Mr. Chalhoub severance in an amount equal to one times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Chalhoub is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Chalhoub upon 30 days’ notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Chalhoub resigns for good reason or within one year of a change in control, Mr. Chalhoub is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Chalhoub’s employment agreement, good reason is defined to include diminished status or responsibilities.  Mr. Chalhoub has agreed not to compete with us in various markets for one year after he is no longer our employee.

Agreements with Mr. Lucks

We have entered into an employment agreement with John Lucks, our Senior Vice President of Sales and Marketing.  The agreement automatically renews for successive one year renewal terms every year, until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Lucks is entitled to a minimum annual base salary of $221,200, plus benefits and reimbursement of reasonable business expenses.  Mr. Luck’s employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Lucks is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Lucks and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Lucks’s employment without cause, we are required to provide 90 days’ notice and pay Mr. Lucks severance in an amount equal to two times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Lucks is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Lucks upon 30 days’ notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Lucks resigns for good reason or within one year of a change in control, Mr. Lucks is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Lucks’s employment agreement, good reason is defined to include diminished status or responsibilities.  Mr. Lucks has agreed not to compete with us in various markets for two years after he is no longer our employee.

Agreements with Mr. Ray

We have entered into an employment agreement with Gregory Ray, our Chief Operating Officer and Secretary.  The agreement automatically renews for successive one year renewal terms every year, until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Ray is entitled to a minimum annual base salary of $195,500, plus benefits and reimbursement of reasonable business expenses.  Mr. Ray’s employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Ray is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Ray and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Ray’s employment without cause, we are required to provide 90 days’ notice and pay Mr. Ray severance in an amount equal to two times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Ray is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Ray upon 30 days’ notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Ray resigns for good reason or within one year of a change in control, Mr. Ray is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Ray’s employment agreement, good reason is defined to include diminished status or responsibilities or if Mr. Ray is no longer directly reporting to Mr. Chalhoub.  Mr. Ray has agreed not to compete with us in various markets for two years after he is no longer our employee.

 Agreements with Mr. Hillstrom

We have entered into an employment agreement with Mr. Hillstrom, under which Mr. Hillstrom serves as our Vice President of Operations.  Mr. Hillstrom is not entitled to any cash severance or continuation of benefits.  Mr. Hillstrom’s employment agreement does not set a minimum base salary.  Mr. Hillstrom is entitled to an annual bonus payable out of a cash bonus pool for Mr. Hillstrom and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  Mr. Hillstrom has agreed not to compete with us in various markets for one year after he is no longer our employee.

Potential Payments upon Termination

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of his employment arrangement with the Company.  The amount of compensation payable to each named executive officer upon termination by the Company without cause, resignation by the executive for good reason, resignation by the executive without good reason, termination by the Company for cause or termination by the Company in the event of disability or death of the person is shown below.  The amounts shown assume that such termination was effective as of December 31, 2011, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination.  The actual amounts to be paid out can only be determined at the time of termination.  The payments set forth below are in partial consideration of the non-competition provisions described in the above summaries of the employment agreements for each named executive officer. Payments due upon a change in control are discussed above under “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”  For each named executive officer, upon a change of control, all outstanding unvested options and stock awards shall vest and become exercisable.

Name	Base Salary		Non Equity Incentive Plan (1)		Benefit Continuation (2)	Fair Value of Unvested Stock and Option Awards (3)	Total
Joseph Chalhoub
without cause	$363,876		$100,000		$13,050		$476,926
for change in control	$363,876		$100,000		$13,050	$421,150	$898,076
for good reason	$363,876		$100,000		$13,050		$476,926
without good reason	$30,323	(4)					$30,323
for cause	$30,323	(4)					$30,323
disability	$363,876		$100,000	(5)	$13,050	$400,023	$876,949
death			$100,000	(7)		$400,023	$500,023
John Lucks
without cause	$493,460	(6)	$61,700		$13,050		$568,210
for change in control	$493,460		$61,700		$13,050	$249,900	$818,110
for good reason	$493,460	(6)	$61,700		$13,050		$568,210
without good reason	$20,561	(4)					$20,561
for cause	$20,561	(4)					$20,561
disability	$246,730		$61,700	(5)	$13,050	$183,352	$504,832
death			$61,700	(7)		$183,352	$245,052
Gregory Ray
without cause	$410,550	(6)	$51,300		$13,050		$474,900
for change in control	$410,550		$51,300		$13,050	$237,947	$712,847
for good reason	$410,550	(6)	$51,300		$13,050		$474,900
without good reason	$17,106	(4)					$17,106
for cause	$17,106	(4)					$17,106
disability	$205,275		$51,300	(5)	$13,050	$183,352	$452,977
death			$51,300	(7)		$183,352	$234,652
Tom Hillstrom (8)
for change in control						$100,393	$100,393
disability						$58,341	$58,341
death						$58,341	$58,341

___________

(1)	Calculated based on the bonus paid in fiscal 2012 but earned in fiscal 2011.

(2)	Entitled to the greater of one year of COBRA reimbursement or until fully covered by a subsequent employer’s health care plan.

(3)	Reflects the value of unvested stock awards and, with respect to the change in control, unvested stock options based upon the closing market price of the Company's common stock on December 31, 2011.

(4)	Entitled to base salary through notice period which is a minimum of 30 days.

(5)	Entitled to full amount of bonus for the year in which the disability occurs.

(6)
Upon termination without cause by the Company or termination for good reason by Messrs. Lucks or Ray, Messrs. Lucks and Ray are entitled to two times their base salary of $246,730 and $205,275, respectively, plus the other amounts listed in the table above.

(7)	Entitled to ratable portion of bonus to date of death.

(8)	Mr. Hillstrom is not entitled to any cash severance or continuation benefits.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board.  Our non-employee directors receive annual cash compensation of $25,000 and restricted stock awards having a value of $25,000 on the date of grant.  The Chair of the audit committee receives an additional $7,500 annual cash retainer and the Chairs of the compensation and nominating committees each receive an additional $5,000 cash retainer.  The restricted stock awarded to directors vests one year after the date of grant.  We also reimburse the directors for reasonable expenses that they incur in attending Board or committee meetings and have entered into indemnification agreements with each of our directors.

In fiscal 2011, we provided the following compensation to non-employee directors.  Mr. Chalhoub is a director, but receives no director-related compensation since he is an employee.
 ____________

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Donald Brinckman	$25,000	$25,000	$50,000
Bruce Bruckmann	$25,000	$25,000	$50,000
Carmine Falcone	$30,000	$25,000	$55,000
Fred Fehsenfeld Jr.	$25,000	$25,000	$50,000
Charles E. Schalliol	$30,000	$25,000	$55,000
Robert W. Willmschen Jr.	$32,500	$25,000	$57,500

(1)
Reflects the aggregate grant date fair market value during the year in accordance with FASB ASC Topic 718.  In fiscal 2011, a total of 8,346 shares of the Company's common stock were issued pursuant to restricted stock awards for Board services (1,391 shares per non-employee director).  On the grant date, the fair value of these awards was $17.97 per share based on the closing market price of the Company’s common stock on the grant date.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Party Transactions

In March 2009, our Board of Directors adopted written related party transaction policies and procedures which require that all “interested transactions” with “related parties” (each as defined below) be subject to approval or ratification by the audit committee in accordance with the procedures set forth therein.  The audit committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction.  If advanced approval of an interested transaction is not feasible, the transaction is reviewed and, if the audit committee determines it to be appropriate, ratified at that committee’s next scheduled meeting.  In determining whether to approve or ratify an interested transaction, the audit committee takes into account, among other appropriate factors, the extent of the related party’s interest in the transaction and whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under similar circumstances.  Directors may not participate in any discussion or approval of an interested transaction for which they are a related party.

The audit committee has pre-approved or ratified the following categories of interested transactions:

•		Any employment by the Company of an executive officer of the Company if:

	•	The related compensation is required to be reported in the Company’s Proxy Statement under the SEC’s compensation disclosure requirements, or

•
The executive officer is not an immediate family of another executive officer or director of the Company, the related compensation would be reported in the Company’s Proxy Statement under the SEC’s compensation disclosure requirements if the executive officer was a named executive officer and the compensation committee approved (or recommended that the Board approve) such compensation;

	•	Any compensation paid to a director if the compensation is required to be reported in the Company’s Proxy Statement under the SEC’s compensation disclosure requirements;

•
Any transaction with another company in which the related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•
Any charitable contribution by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, if the amount involved does not exceed the lesser of $100,000 or 2% of the charitable organization’s total annual receipts;

	•	Any transaction where the related person’s interest arises solely from the ownership of the Company common stock and all holders of common stock received the same benefit on a pro rata basis; and

	•	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under an indenture or similar services.

In addition, the Board has delegated to the Chair of the audit committee the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount is expected to be less than $1,000,000.

An “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which:

•	The aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;

•	The Company is a participant; and

•	Any “related party” has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

A “related party” covered by the policy is any:

•
Person who was or is (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K or Proxy Statement) an executive officer, director or nominee for election as a director;

•	Greater than 5% beneficial owner of common stock; or

•
Immediate family member of the foregoing, which includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters- in law and anyone residing in such person’s home (other than tenants or employees).

Transactions with Related Persons

The following transactions involved an aggregate amount exceeding $120,000 in value and were reviewed and approved by our audit committee under the Related Party Transaction Policies and Procedures.

Relationship with The Heritage Group

Our operating subsidiary, Heritage-Crystal Clean, LLC, was spun out of Heritage Environmental Services, an affiliate of our largest stockholder, The Heritage Group (“Heritage”), in 1999.  Since 1999, we have had many transactions with affiliates of Heritage.  In fiscal 2011, we generated sales of $338,250 from product sales and services to Heritage Environmental Services and made payments of $904,470 from waste transportation and disposal services, rent for facility use, and various advisory and administrative services performed by Heritage Environmental Services.  In addition, in fiscal 2011, we generated sales of $1,147,070 and made payments of $3,912,353 with other affiliates of Heritage.  We believe that the aggregate price we pay and price we charge Heritage for services and revenue is approximately what we would pay and receive for such services from third parties in arms-length transactions.

Employee Benefit Plan

The employees of our operating subsidiary Heritage-Crystal Clean, LLC participate in a defined contribution 401(k) benefit plan sponsored by an affiliate of Heritage.  Participants in this plan are allowed to contribute 1% to 70% of their pre-tax earnings up to relevant IRS limitations to the plan.  The Company matches 100% of the first 3% contributed by the participant and 50% of the next 2% contributed by the participant for a maximum contribution of 4% per participant.  The matching expense for this plan was $782,004 in fiscal 2011.

Workers’ Compensation

We participate in a workers’ compensation group insurance program with affiliates of Heritage.  In connection with our insurance program for workers’ compensation, we contribute payments to an affiliate of Heritage.  Payments under the group insurance program for workers’ compensation totaled $445,594 in fiscal 2011, $441,187 in fiscal 2010, and $615,567 in fiscal 2009.

Employment of Frank S. Fehsenfeld

Frank S. Fehsenfeld, the brother of Fred Fehsenfeld, Jr., a director, is employed by us as a Director of Sales - Solvents and in such capacity earned approximately $130,000 in fiscal 2011 (including base salary and bonus).

Heritage Participation Rights

Simultaneous with the completion of the initial public offering in fiscal 2008, we entered into a Participation Rights Agreement with Heritage, pursuant to which Heritage received the option to participate, pro rata based on its percentage ownership interest in our common stock, in any future equity offerings for cash consideration, including (i) contracts with parties for equity financing (including any debt financing with an equity component) and (ii) issuances of equity securities or securities convertible, exchangeable or exercisable into or for equity securities (including debt securities with an equity component). If Heritage exercises its rights with respect to all future offerings, it will be able to maintain its percentage ownership interest in our common stock.  The Participation Rights Agreement does not have an expiration date.  Heritage will not be required to participate or exercise its right of participation with respect to any future offerings.  Heritage’s right to participate will not apply to certain future offerings of securities that are not conducted to raise or obtain equity capital or cash such as stock issued as consideration in a merger or consolidation, in connection with strategic partnerships or joint ventures, or for the acquisition of a business, product, license or other assets by us.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements for fiscal year 2011 and the reports of Grant Thornton LLP, our independent registered public accounting firm, on those financial statements with management and Grant Thornton LLP, including a review and discussion of the quality, not just the acceptability, of our accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in our financial statements, including the disclosures relating to critical accounting policies.

In addition, the audit committee has reviewed and discussed with Grant Thornton LLP the matters required to be discussed by the Statement on Auditing Standards No. 114, "The Auditors Communication with those charged with Governance" as amended. In addition, the audit committee has discussed with Grant Thornton LLP their independence from management and us, and has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has considered whether the services rendered by Grant Thornton LLP or its affiliates with respect to tax and non-audit services are compatible with maintaining their independence.

The audit committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting.

The audit committee discussed with our independent registered public accounting firm the overall scope and plans for its audit.  The audit committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, including internal control over financial reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting in the Annual Report on Form 10-K for the year ended January 1, 2011 for filing with the SEC.  The audit committee has also approved the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year 2011.

Respectfully submitted, Robert W. Willmschen, Jr., Chair Carmine Falcone, member Charles E. Schalliol, member

Fees Paid to Independent Registered Public Accounting Firm

Set forth below is a summary of fees for professional services by Grant Thornton LLP in fiscal 2011 and fiscal 2010.

Grant Thornton LLP
	2011	2010
Audit Fees	$363,654	$337,037
Tax Fees	$133,688	$91,479
All Other Fees	$8,700	$11,260
Total	$506,042	$439,776

KPMG LLP
		2011	2010
Audit Fees		$—	$65,000
Tax Fees		$—	$—
All Other Fees		$—	$—
Total	$		$65,000

Audit Fees.  Audit fees primarily consist of professional services rendered for the audit of our annual financial statements and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q.  Audit fees also include professional services rendered in connection with periodic reports and registration statements we filed with the SEC.

Tax Fees.  Tax fees consist of fees billed for professional services rendered for tax compliance and tax planning and consulting.

All Other Fees.  All other fees consist of review of the Company's employee benefit plan.

Approval of Services Provided by Independent Registered Public Accounting Firm

The audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.  The audit committee has adopted a policy requiring the pre-approval of any audit services and non-audit services performed by the Company’s independent registered public accounting firm to ensure that such services do not impair the firm’s independence.  This policy requires that, unless a proposed service has received general pre-approval by the audit committee, it will require specific pre-approval if it is to be performed by the Company’s independent registered public accounting firm.  The audit committee may pre-approve for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to a specific annual monetary limit also approved by the audit committee.  The audit committee must be informed about each such service that is actually provided.  In cases where a service is not covered by one of those approvals, the service must be specifically pre-approved by the audit committee no earlier than one year prior to the commencement of the service.  In addition, the audit committee has delegated to the Chair of the audit committee the authority to grant the approvals required by this policy for services that are estimated to cost no more than the greater of $20,000 or 10% of the fees paid to the auditor for the fiscal year preceding the year that the services are to be provided.  All requests or applications for services to be provided by the independent auditor must be submitted to our chief financial officer, who determines whether such services are included within the list of services that have received general pre-approval or whether they require specific pre-approval by the audit committee.

The audit committee has considered whether the nature of the services provided by Grant Thornton LLP for tax and non-audit services are compatible with maintaining the nature of the firm’s independence and has determined that such services are compatible with the provision of independent audit services.  All of the services performed by Grant Thornton LLP in fiscal year 2011 were pre-approved in accordance with the policy adopted by the audit committee as described above.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for fiscal 2012. The Board and the audit committee recommend that shareholders ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2012.  Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment.  If shareholders do not ratify the appointment, the audit committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment.  Representatives of Grant Thornton will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval of the ratification of the appointment of Grant Thornton.  The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal.

The Board recommends a vote FOR approval of the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year 2012.

______________________

PROPOSAL 3:

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is requesting shareholder approval, on an advisory basis, of the compensation of the Company's named executive officers for fiscal 2011 as listed in the Summary Compensation Table (appearing on page 20 of this Proxy Statement).  The Board and the compensation committee have developed and administer an executive compensation program that is described more fully under the “Compensation Discussion and Analysis” section of this Proxy Statement, including the related compensation tables and narrative. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to the Company's executive compensation program and the compensation paid to the named executive officers for fiscal 2011.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of the Company's executive compensation program is to link each executive's compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value. Our philosophy is also to keep the executive officer compensation program well-defined and easily understood. The advisory vote will serve as an additional tool to guide the Board and the compensation committee in aligning the executive compensation program with the interests of the Company and its shareholders and is consistent with the Board's commitment to the observance of high standards of corporate governance. The Company is accordingly requesting the vote of the shareholders on the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers for fiscal 2011, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decision by the Board; nor will it create or imply any additional fiduciary duty on the part of the Board. The Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the advisory vote when considering future compensation arrangements for the named executive officers.

The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2011 as disclosed in this Proxy Statement.

______________________

PROPOSAL 4:

APPROVAL OF AN AMENDMENT TO THE HERITAGE-CRYSTAL CLEAN, INC. EMPLOYEE STOCK PURCHASE PLAN OF 2008 TO INREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN

The Board of Directors has approved, subject to shareholder approval, an amendment to increase the number of shares of common stock reserved for issuance under Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 (the “ESPP”) by 60,000 shares to a total of 160,000 shares (the “Amendment”). The affirmative vote of the majority of shares present at the Annual Meeting in person or by proxy is required for approval of the amendment to the ESPP.

Prior to the effectiveness of the proposed amendment, a total of 100,000 shares of Common Stock had been reserved for issuance under the ESPP. As of March 15, 2012, approximately 27,829 shares were available for purchase under the ESPP.

A summary description of the ESPP is provided below. This summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this Proxy Statement as Exhibit B. The closing price of our common stock on March 15, 2012 was $21.06 per share.

Summary of ESPP

We adopted our ESPP in connection with our initial public offering in 2008. The purpose of the ESPP is to provide an opportunity for our employees and the employees of our designated subsidiaries to purchase a limited number of shares of common stock at a discount through voluntary automatic payroll deductions designed to qualify under Section 423 of the Internal Revenue Code (the “Code”).

The ESPP is designed to attract, retain and reward our employees and to strengthen the mutuality of interest between our employees and our shareholders.

Administration

The ESPP is administered by our compensation committee. The compensation committee may make such rules and regulations and establish such procedures for the administration of the ESPP, as it deems appropriate. The compensation committee has the authority to interpret the ESPP, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law. Additionally, the compensation committee may take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the ESPP or the administration or interpretation thereof.

Shares Available for Issuance

If the Amendment to the ESPP is approved, the aggregate number of shares of our common stock that may be issued under the ESPP will not exceed 160,000 shares (subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, or similar transaction). The maximum amount eligible for purchase of shares through the ESPP by any employee in any year is $25,000.

Eligible Employees

All of our U.S. employees (other than any employee who owns more than 5% of our stock) may participate in the ESPP, other than employees whose customary employment is 20 hours or less per week or employees whose customary employment is for not more than five months per year. Our Compensation Committee, in its discretion, may extend the ESPP to international employees.   As of March 15, 2012, there were approximately 800 employees were eligible to participate in the ESPP.

Payroll Deductions and Purchase of Shares

Each employee that chooses to participate in the ESPP may contribute from his or her cash earnings through payroll deductions (within such limits as our compensation committee may determine) during an offering period and the accumulated deductions will be applied to the purchase of shares on the first day Monday (or Tuesday if Monday is a holiday) of the next following offering period. The ESPP provides for consecutive offering periods of three months each on a schedule determined by the compensation committee. The purchase price per share will be at least 95% of the fair market value of our shares at the beginning of the next offering period.

Our Board of Directors may at any time amend, suspend or discontinue the ESPP, subject to any shareholder approval needed to comply with the requirements of the SEC, the Code and the rules of the exchange upon which our common stock is listed.

Plan Benefits

The number of shares of common stock that will be purchased or received in the future by participants in the ESPP is not currently determinable. Since benefits to be received in the future are not determinable, the below table reflects the benefits received by the stated individual(s) under the ESPP in the 2011 fiscal year.

All shares that are currently outstanding under the ESPP are reflected in the Equity Compensation Plan Information table set forth below in this Proxy Statement.

No executive officer participated in the ESPP during fiscal 2011.

Summary of U.S. Federal Income Tax Consequence

A participant recognizes no taxable income and we are not entitled to a deduction for the year in which the participant enrolls in the ESPP nor for the year in which he or she purchases stock under the ESPP.

Section 423 of the Code establishes a holding period which is important in determining how any gain or loss on disposition of shares acquired under the ESPP is to be treated. This holding period is effectively two years from the beginning of the purchase period for shares purchased at the end of such period. If a participant sells or otherwise disposes of shares prior to the expiration of the required holding period (a “disqualifying disposition”), the participant will recognize compensation income at that time equal to the excess of the fair market value of the shares on the purchase date over the purchase price of the shares. Any amount recognized upon a disqualifying disposition in excess of the fair market value of the shares on the purchase date will be treated as short-term or long-term capital gain, depending on whether the shares have been held for more than one year. If the sale price is less than the sum of the purchase price and the amount included in income as a result of the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending on whether the shares have been held for more than one year.

If a participant sells his or her shares after the holding period described above, he or she will recognize compensation income in an amount equal to the lesser of (i) 15% of the fair market value of the common stock determined as of the first day of the purchase period or (ii) the excess, if any, of the fair market value of the common stock on the date of sale over the purchase price. If the purchase price exceeds the fair market value on the date of sale, no amount is reported as compensation income. If the fair market value of the common stock on the date of sale exceeds the sum of the purchase price plus any amount recognized as compensation income, as described above, the amount of such excess is recognized as a long-term capital gain. If the purchase price exceeds the fair market value on the date of sale, such excess is a long-term capital loss.

We deduct from participants’ payroll checks all federal, state, local, and other taxes required by law to be withheld with respect to any income attributed to participants as a result of their participation in the ESPP.

If a participant makes a disqualifying disposition, and, if we have a tax-withholding obligation because of such disposition, the participant must reimburse the Company an amount equal to any such withholding tax.

The foregoing discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to an ESPP participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

The Board of Directors recommends that the shareholders vote “FOR” the amendment to Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008

Equity Compensation Plan Information as of December 31, 2011

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	692,532	$11.23	857,159

Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	692,532	$11.23	857,159

____________________________________________________

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2013 Annual Meeting of Shareholders must be received by the Company no later than December 4, 2012 in order to be considered for inclusion in the Company’s Annual Meeting Proxy Statement next year.  Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.  Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting Proxy Statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive office of the Company.  This notice must be delivered to the Company no later than the close of business on February 2, 2013, but no earlier than the close of business on January 1, 2013, to be considered for a vote at next year’s annual meeting.  The notice must contain the information required by the Company’s bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports.  This means that only one copy of this Proxy Statement and the Annual Report to Shareholders for fiscal 2011 may have been sent to multiple shareholders in your household.  If you would prefer to receive separate copies of a Proxy Statement or the Annual Report to Shareholders for fiscal 2011 either now or in the future, please contact your bank, broker or other nominee.  Upon written or oral request to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, we will provide copies of these materials.

AVAILABILITY OF CERTAIN DOCUMENTS

Heritage-Crystal Clean, Inc. maintains a website at www.crystal-clean.com.  Our bylaws, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating Committee Charter and Policy on Complaint Procedures for Accounting and Audit Matters are available on this website under “Investor Relations” and “Corporate Governance.”  In addition, you may obtain a copy of any of these documents without charge by sending a request to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.  Our website is not incorporated into or a part of this Proxy Statement.

We will furnish without charge to each person whose proxy is solicited, upon written request, a copy of our Annual Report filed with the SEC, including the financial statements and financial statement schedules.  Any written request should be directed to Investor Relations, Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Shareholders" and does not know of any other matters to be brought before or voted upon at the meeting other than those referred to above.  If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

Whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed stamped envelope.

____________________________________________________

Exhibit A

HERITAGE-CRYSTAL CLEAN, INC.
AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Heritage-Crystal Clean, Inc. (the “Company”) assists the Board in fulfilling its oversight responsibilities by:

·
Overseeing the quality and integrity of the financial statements and other financial information that the Company provides to shareholders and others, the Company’s accounting policies and internal controls, the audit process and legal, ethical and regulatory compliance;

·	Maintaining, through regularly scheduled meetings, a line of communication among the Board, the Company’s financial and senior management, internal auditors and independent accountants;

·	Preparing the report to be included in the Company’s annual proxy statement, as required by the Securities and Exchange Commission’s (“SEC”) rules; and

·	Performing such other functions as the Board may assign to the Committee from time to time.

COMMITTEE MEMBERSHIP

The members of the Committee shall be appointed annually by the Board and shall serve at the pleasure of the Board. Unless the Board elects a Chair, the members of the Committee shall designate a Chair by a majority vote of the full Committee membership.

The Committee shall be comprised of three or more Directors (as determined from time to time by the Board), each of whom shall meet the independence requirements of the SEC and The NASDAQ Stock Market LLC. Each member of the Committee shall, in the judgment of the Board, have the ability to read and understand fundamental financial statements. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, as each such qualification is interpreted by the Board in its business judgment, and shall be an “audit committee financial expert” as such term is defined by the SEC.

DUTIES AND RESPONSIBILITIES

The Committee is delegated all of the authority of the Board as may be required or advisable to fulfill the purposes of the Committee. Without limiting the generality of the preceding statement, the Committee shall have authority and is entrusted with the responsibility to take the following actions:

(1) Review and discuss the annual audited financial statements with management and the independent accountants. In connection with such review, the Committee will:

·	Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

·	Review significant changes in accounting or auditing policies, including resolution of any significant reporting or operational issues affecting the financial statements;

·	Inquire as to the existence and substance of any significant accounting accruals, reserves or estimates made by management that had or may have a material impact on the financial statements;

·
Review with the independent accountants any problems encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work, any management letter provided by the independent accountants, and management's response to such letter; and

·	Review with the independent accountants and the senior internal auditing executive the adequacy of the Company’s internal controls, and any significant findings and recommendations.

(2) Prior to the filing of the Company’s Annual Report on Form 10-K, review and discuss with management and the independent auditors the annual audited financial statements and recommend to the Board whether the audited financial statements should be included in the Annual Report on Form 10-K.

(3) Review (by full Committee or Chair) with management and the independent auditors the Company’s quarterly financial statements in advance of SEC filings.

(4) Prior to the release of quarterly and annual earnings, review and discuss with management and the independent auditors all earnings press releases.

(5) Oversee the external audit coverage. The Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

The independent auditors shall report directly to the Committee. In connection with its oversight of the external audit coverage, the Committee will:

·	Appoint and, when necessary, terminate the independent auditors;

·	Approve the engagement letter and the fees to be paid to the independent auditors;

·
Pre-approve all audit and non-audit services to be performed by the independent auditors and the related fees for such services other than prohibited non-auditing services as promulgated under the SEC’s rules and regulations, subject only to the de minimus exceptions for permitted non-audit services.

·
Obtain confirmation and assurance as to the independence of the independent auditors, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the independent auditors and the Company.  The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of their independence;

·	Resolve any disagreements between management and the independent auditors;

·	Meet with the independent auditors prior to the annual audit to discuss planning and staffing of the audit;

·	Review the experience and qualifications of the senior members of the independent auditor team;

·
Assure the regular rotation of the lead audit partner of the independent auditing firm as required by law, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the independent auditing firm itself;

·	Set clear hiring policies for employees or former employees of the independent auditors;

·
At least annually, obtain and review a report by the independent auditors describing (a) the firm’s internal quality-control procedures; (b) any material issues raised within the preceding five years by the most recent internal-quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or other authority relating to any audit conducted by the firm; (c) any steps taken to deal with any such issues; and (d) registration of the independent auditors with the Public Company Accounting Oversight Board;

·
Review with the independent auditors at the completion of the annual audit: (a) the independent auditors’ audit of the financial statements and their report thereon, (b) any significant changes required in the independent auditors’ audit plan, (c) the existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves, (d) the critical accounting policies used in the financial statements, (e) an analysis of the effect of alternative methods of applying GAAP on the Company’s financial statements, (f) material written communications between the independent auditors and the Company’s management, and (g) other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards; and

·	Review and evaluate the performance of the independent auditors.

(6) Oversee internal audit coverage. In connection with its oversight responsibilities, the Committee will:

·	Review the appointment or replacement of the senior internal auditing executive;

·	Review, in consultation with management, the independent auditors and the senior internal auditing executive, the plan and scope of internal audit activities;

·	Review internal audit activities, budget and staffing; and

·	Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

(7) Review with management and the independent auditors the adequacy of the Company’s internal controls, and any significant findings and recommendations with respect to such controls.

(8) Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters or under the Code of Business Conduct and Ethics, and (b) the confidential anonymous submission by employees of the Company regarding questionable accounting or auditing matters. Investigate at its discretion any complaint brought to its attention, which investigation may include reviewing the books, records and facilities of the Company and interviewing Company officers or employees.

(9) Review reports and disclosures of insider and affiliated party transactions.

(10) Inquire of management, the Internal Audit Executive, and the independent auditor about significant risks or exposures, review the Company's policies for risk assessment and risk management, and assess the steps management has taken to control such risk to the Company.

(11) Meet at least annually in separate executive session with each of the chief financial officer, the senior internal auditing executive and the independent auditors.

(12) Review periodically with the Company’s counsel (a) legal and regulatory matters which may have a material effect on the financial statements, and (b) corporate compliance policies or codes of conduct.

(13) Report regularly to the Board with respect to Committee activities.

(14) Prepare the report of the Committee required by the SEC to be included in the proxy statement for each annual meeting.

(15) Review and reassess annually the adequacy of this Committee Charter and recommend any proposed changes to the Board.

(16) Review and reassess annually the Code of Business Conduct and Ethics, and evaluate each request for a waiver of the application of the Code and report its findings to the full Board.

(17) Conduct any investigation with respect to the Company’s operations that is appropriate to fulfilling its responsibilities and have direct access to the independent auditors as well as anyone in the Company.

(18) Retain and determine funding for such independent legal, accounting and such other advisors as it deems necessary or appropriate to fulfill its responsibilities. The Committee is empowered, without further action of the Board, to cause the Company to pay the compensation of such advisors as the Committee shall so engage.

(19) Delegate to its Chair or any of its members the responsibility for any particular matters, or one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances.

MEETINGS

The Committee shall meet at least four times annually. Additional meetings may occur as the Committee or its Chair deems advisable. The Committee shall regularly report to the Board on its activities.

COMMITTEE ACTION

A majority of the members present shall decide any question brought before the Committee. The actions by the majority may be expressed either by a vote at a meeting or in writing without a meeting. A majority of the members shall constitute a quorum. The Committee may delegate to one or more of its members the authority to grant pre-approvals of audit and permitted non-audit services, provided the decision is reported to the full Committee at its next scheduled meeting.

PROCEDURES

The Chair of the Committee shall establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee.  The Chair shall appoint as secretary a person who may, but need not, be a member of the Committee.  A certificate of the secretary of the Committee setting forth the names of the members of the Committee, or actions taken by the Committee, shall be sufficient evidence at all times as to the persons constituting the Committee, or such actions taken.

LIMITATIONS

While the Committee has the responsibilities and powers set forth in this Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

Exhibit B

HERITAGE-CRYSTAL CLEAN, INC.

EMPLOYEE STOCK PURCHASE PLAN OF 2008

HERITAGE-CRYSTAL CLEAN, INC.
EMPLOYEE STOCK PURCHASE PLAN OF 2008

1. Purpose.  The Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 provides eligible employees of Heritage-Crystal Clean, Inc., and its Participating Subsidiaries an opportunity to purchase common stock of the Corporation through payroll deductions on an after-tax basis.  The Plan is intended to qualify for favorable tax treatment under section 423 of the Internal Revenue Code of 1986, as amended.

2. Definitions.  Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	Administrator means Chief Accounting Officer of the Corporation or such independent third party administrator as the Corporation may engage to administer the Plan.

(b)
Authorization Form means a payroll deduction form which authorizes payroll deductions from a Participant’s Basic Pay and evidences the Participant’s membership in the Plan.  An Authorization Form may be completed in such written or electronic form as the Committee in its discretion shall determine.

(c)
Basic Pay means, in relation to a Participant for a payroll period, the Participant’s regular compensation earned during such payroll period, before any deductions or withholding, but excluding overtime, bonuses, amounts paid as reimbursement of expenses (including those paid as part of commissions) and any other additional compensation.

(d)	Board means the Board of Directors of the Corporation.

(e)	Committee means the Compensation Committee of the Board.

(f)	Corporation means Heritage-Crystal Clean, Inc., a Delaware corporation, or any successor thereto.

(g)	Eligible Employee is defined in Section 4 below.

(h)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(i)	Exercise Date with respect to any Offering Period means the Grant Date of the immediately following Offering Period.

(j)
Exercise Price with respect to any Offering Period means an amount established by the Committee prior to the Offering Period which amount shall in no event be less than 95% of the Fair Market Value of Shares on the Offering Period’s Exercise Date.

(k)	Fair Market Value of a Share on any date shall be the closing price of the Corporation’s Stock as reported on the Nasdaq for such date.

(l)
Grant Date means the first Monday of each Offering Period on which sales of the Corporation’s Shares are reported on the Nasdaq or if no Shares are sold on that Monday, then on the next succeeding day on which there is a sale.

(m)	Nasdaq means the Nasdaq Global Market.

(n)
Offering Period means a three-month period beginning on the first Monday of each January, April, July, and October, respectively, (or such alternative four months in a cycle of three-month intervals as the Committee may establish in its discretion), and ending on the last business day before the first Monday of the succeeding three-month period.  If no Shares are sold on what would otherwise be the first Monday of an Offering Period, then that Offering Period shall commence on the next succeeding day on which there is a sale, and the immediately preceding Offering Period shall end on the last business day before the date on which there is a sale.  Notwithstanding the definition of Offering Period, the Initial Offering Period means that period commencing on the date established by the Committee for implementing the Plan and ending on the last business day before the first Monday of the next following regular Offering Period under the Plan.

(o)
Participant means an Eligible Employee who has completed an Authorization Form and who continues to make contributions to the Plan, or who no longer contributes to the Plan, but has Shares still held by the Administrator in accordance with this Plan.

(p)
Participating Subsidiaries means Limited Liability Corporations, 50% or more of each class of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Corporation, which are authorized by the Corporation to participate in the Plan and which have agreed to participate.

(q)	Plan means the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008, as amended from time to time.

(r)
Plan Account means a payroll deduction account maintained by the Committee for each Participant to which shall be credited all payroll deductions and from which shall be deducted amounts charged for the purchase of Shares hereunder and withdrawals.

(s)	Shares mean shares of Heritage-Crystal Clean, Inc. common stock, par value $.01 per share.

3. Shares Subject to the Plan.  There is hereby reserved for issuance under the Plan an aggregate of 100,000 Shares.  Available Shares shall be from such authorized but un-issued Shares or from Shares reacquired from time to time.

4. Eligible Employees.  All employees of the Corporation or any of its Participating Subsidiaries shall be eligible to participate in the Plan, except employees whose customary employment is 20 hours or less per week or not more than five months in any calendar year, or who, immediately after any Grant Date, own 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Participating Subsidiary.

5. Participation in the Plan.  An Eligible Employee may voluntarily participate in the Plan by completing and filing with the appropriate payroll office an Authorization Form during any Plan enrollment period, as such enrollment periods may be established by the Committee.  Such Authorization Form may authorize payroll deductions from the employee’s Basic Pay, or some other means of contributions received from employees.

6. Contributions.  The Committee, in its discretion, may establish a minimum and/or maximum deduction per payroll period.  A Participant’s deductions will commence as soon as administratively possible during the next succeeding Offering Period after the Participant’s Authorization Form is filed and recorded in the appropriate payroll office.  Such deductions shall continue until the Participant terminates participation in the Plan or until the Plan is terminated.  Subject to any applicable minimum and maximum deductions, a Participant may change the amount of his or her payroll deduction no more than twice in each calendar year by filing a new Authorization Form with the appropriate payroll office.  The change shall not become effective earlier than the first payroll period in the next succeeding Offering Period after the Authorization Form is received and recorded by the appropriate payroll office.  Payroll deductions will be held in the Corporation or Participating Subsidiary’s general accounts until the end of the Offering Period at which time they will be applied solely for the purchase of Shares under the Plan.  Participants will receive periodic statements of their Plan Account balance.

7. Purchase Price.  The purchase price of the Shares shall be the Exercise Price as defined herein.

8. Number of Shares Purchasable.  No Participant may be permitted to acquire more than $25,000 worth of Shares under the Plan per year.  This limit shall be monitored by the Committee or its delegate(s).

9. Plan Accounts/Shares Acquired.  Participating Subsidiaries shall maintain Plan Accounts for Participants, where applicable.  Shares purchased pursuant to the Plan shall be recorded on the stock transfer records of the Corporation.

10. Share Purchases.  On each Exercise Date, each Participant’s Plan Account shall be charged for the amount of the Shares to be purchased on that date.  The number of Shares to be purchased on an Exercise Date shall be determined by dividing the balance of the Participant’s Plan Account (including any balance in the Participant’s

Plan Account after the immediately prior Exercise Date) by the Exercise Price, and then rounding downward to the nearest whole Share.  No fractional Shares shall be purchased, and any balance remaining in the Participant’s Plan Account after the Shares have been purchased on the Exercise Date shall be carried forward to the next succeeding Offering Period.  As soon as practicable after the Exercise Date, a statement shall be delivered to the Participant which shall include the number of Shares purchased on the Exercise Date and the aggregate number of Shares purchased on behalf of such Participant under the Plan.

11. Termination of Participation.  A Participant, at any time and for any reason, may voluntarily terminate participation in the Plan by notification of withdrawal delivered to the appropriate office pursuant to administrative rules established by the Committee.  A Participant’s participation in the Plan shall be involuntarily terminated by his/her employer upon termination of employment for any reason, or upon the Participant no longer being eligible for participation.  In the event of a Participant’s voluntary or involuntary termination of participation in the Plan, no payroll deduction shall be taken from any pay due thereafter; and the balance in the Participant’s Plan Account shall be paid either to the Participant or the Participant’s estate.  Except as provided above, a Participant may not withdraw any credit balance in the Participant’s Plan Account, in whole or in part.

12. Ceasing Contributions/Rights of Participants Who Leave Service.  A Participant whose participation in the Plan has terminated (either upon the Participant’s request or upon the Participant’s termination of employment for any reason) may not rejoin the Plan until the third succeeding enrollment period following the date of such termination.

13. Rights as a Stockholder.  Except as provided in Section 14, none of the rights or privileges of a stockholder of the Corporation shall exist with respect to Shares purchased under the Plan unless and until a statement representing such Shares shall have been issued to the Participant.

14. Dividends.  Cash dividends on Shares acquired under the Plan will accrue to Participants in the same manner as for other shareholders.  Participants shall be invited to enroll in the Corporation’s automatic dividend reinvestment plan.

15. Rights Not Transferable.  Rights under the Plan are not transferable by a Participant other than by will or the laws of descent, and are exercisable during the Participant’s lifetime only by the Participant.

16. Application of Funds.  All funds received or held by the Corporation under the Plan may be used for any corporate purposes.

17. Adjustments in Case of Changes Affecting Shares.  In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the number of Shares authorized for issuance under the Plan shall be increased proportionately, and such equitable adjustments shall be made by the Committee.  In the event of any other change affecting the Corporation’s common stock, such equitable adjustment shall be made by the Committee to give proper effect to such event.

18. Administration of Plans.

(a) The Plan shall be administered by the Committee. The Committee shall have authority to make rules and regulations for the administration of the Plan including when and how purchases shall be made, and its interpretations and decisions with regard thereto shall be final and conclusive.  The Committee shall have authority to delegate its ministerial tasks hereunder to the Corporation’s Human Resources Department and the Human Resources Departments of Participating Subsidiaries which employ Participants.  The Committee (or its delegate(s)) will be responsible for:

(i)	administering the Plan in unison with the Administrator and the Corporation;

(ii)	informing Participants of the current market price of the Shares upon request;

(iii)	informing Participants of the Exercise Price for each Offering Period;

(iv)	informing Eligible Employees about the Plan, making deductions from Basic Pay, and maintaining Participants’ Plan Accounts; and

(v)	obtaining information from the Administrator needed by the Corporation or Participating Subsidiaries in order to comply with any applicable reporting and withholding requirements.

(b) The Administrator will be responsible for:

(i)	holding the Shares in trust in a book account;

(ii)	maintaining all relevant records and issuing documents required for tax purposes by the Corporation, the Participating Subsidiaries and Participants;

(iii)	providing quarterly statements and other documents as required to the Participating Subsidiaries for distribution to Participants; and

(iv)	providing management information reports to the Committee and Participating Subsidiaries.

19. Amendments to Plans.  The Board or any person or persons authorized by the Board, at any time, or from time to time, may amend, suspend, or terminate the Plan subject to any stockholder approval needed to comply with the requirements of the Securities and Exchange Commission, the Internal Revenue Code and the rules of the exchange upon which our common stock is listed, provided, however, that except to conform the Plan to the requirements of local legislation, no amendment may be made and no suspension or termination may take effect in respect of rights already accrued to a Participant as a holder of Shares.

20. Termination.  The Plan shall terminate upon the earlier of the date it is terminated by the Board and the date that no more Shares remain to be acquired under the Plan.  Upon the termination of the Plan, all remaining credit balances from authorized payroll deductions in Participants’ Plan Accounts shall be returned to such Participants.

21. Governmental Regulations.  The Corporation’s obligation to sell and deliver Shares under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.  The Plan shall be suspended and become inoperative with respect to Shares not theretofore optioned under the Plan during any period in which no registration statement or amendment thereto under the Securities Act of 1933, as amended, is in effect with respect to the Shares so remaining to be purchased under the Plan.

22. Contracts of Employment and Other Employment Rights.  The Plan may be terminated at any time at the discretion of the Corporation and no compensation will be due to a Participant as a result.  Neither the value of the Shares nor the discount derived from the Purchase Price shall be added to a Participant’s income for the purpose of calculating any employee benefits.  No additional rights arise to a Participant as a result of participating in the Plan or the opportunity to participate.  Participation in the Plan does not confer on any Participant any right to future employment.  Participation in the Plan is at the discretion of Eligible Employees.  No representation or warranty is given by the Corporation or Participating Subsidiaries as to the present or future benefit of participation in the US Program.  If a Corporation or a Participating Subsidiary ceases participation in the Plan or the Corporation ceases operation of the Plan, employees will have no right or action against the Participating Subsidiary, the Committee or the Corporation for such termination.

23. Governing Law.  This agreement and any controversy arising out of or relating to this agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof.  To the extend not preempted by ERISA, all other matters shall be governed by and construed in accordance with the internal laws of Illinois without regard to any state’s conflict of law principles.  Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.

24. Shareholder Approval.  This Plan shall be effective as of the date approved by the shareholders of the Corporation.

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY Heritage-Crystal Clean, Inc.

ANNUAL MEETING OF STOCKHOLDERS MAY 3, 2012
The undersigned hereby appoints Joseph Chalhoub and Gregory Ray, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Stockholders of Heritage-Crystal Clean, Inc. (the “Company”), to be held at the Holiday Inn located at 495 Airport Road, Elgin, Illinois, 60123 on May 3, 2012 at 9:00 a.m., Central Time, and any adjournments or postponements thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other matters as may properly come before this meeting. The undersigned hereby revokes any other proxy executed previously for the 2012 Annual Meeting of Shareholders.
	1. The election as Class I directors of both nominees listed below each with terms expiring at the 2015 Annual Meeting (except as marked to the contrary below):	For [ ]	With- hold [ ]	For All Except [ ]
This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR the election of all the directors listed on this card under Proposal 1, and FOR each of the other proposals listed on this card. Therefore, to direct a vote FOR each of the proposals, you need not mark any box. Simply sign, date, and return this Proxy.
Joseph Chalhoub and Fred Fehsenfeld, Jr. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
Please be sure to date and sign this proxy card in the box below.	2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year 2012.	For [ ]	Against [ ]	Abstain [ ]

	3. Advisory vote to approve the named executive officer compensation for fiscal 2011, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.	For [ ]	Against [ ]	Abstain [ ]

	4. To approve an amendment to the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 to increase the number of shares available under the plan by 60,000.	For [ ]	Against [ ]	Abstain [ ]

	5. To consider and transact such other business as may properly come before the meeting or any adjournments or postponements thereof.	For [ ]	Against [ ]	Abstain [ ]
_______________________ Date

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Meeting, of a Proxy Statement dated March 26, 2012.

________________________________________ Sign above	This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

Detach above card, sign, date and mail in postage paid envelope provided. Heritage-Crystal Clean, Inc.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:
Heritage-Crystal Clean, Inc.’s 2012 proxy statement and 2011 annual report to shareholders are available at
http://www.crystal-clean.com/ under “Investor Relations.”

PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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